                                 June 5, 1997


                                                                     EXHIBIT 8.1



Glenborough Realty Trust Incorporated
400 South El Camino Real
San Mateo, CA 94402-1708

Ladies and Gentlemen:

      We are acting as counsel to Glenborough Realty Trust Incorporated, a Maryland corporation (the "Company"), in connection with the offer and sale from time to time by (i) the holders of up to 542,333 shares (the "Unit Shares") of common stock, par value $.001 per share ("Common Stock"), that may be issued by the Company to a certain holder of up to 542,333 units of limited partnership interest (the "Units") in Glenborough Properties, L.P. (the "Operating Partnership"), if and to the extent that such holder tenders such Units for redemption and the Company elects to redeem such Units for shares of Common Stock rather than for cash, (ii) up to 206,844 shares (the "Acquisition Shares") of Common Stock previously issued by the Company in connection with the acquisition of certain properties and (iii) up to 1,000 shares (the "Conversion Shares") of Common Stock that may be issued by the Company to holders of Units that may be issued in the future in connection with the future acquisition of properties, if and to the extent that such holders tender their Units for redemption and the Company elects to redeem such Units for shares of Common Stock rather than for cash. We have been requested to provide you with our opinion as to whether the Company is currently organized in conformity with the requirements for qualification and taxation as a real estate investment trust ("REIT"), within the meaning of Section 856(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and has so qualified for the past three taxable years. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Registration Statement.

      For purposes of the opinion set forth below, we have relied, with your consent, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained in the certificate of the Company dated June 5, 1997 (the "Certificate"). We have also relied upon the accuracy of the Registration Statement.

Glenborough Realty Trust Incorporated
June 5, 1997
Page Two


      Based upon such statements, representations and assumptions, and subject to the next two succeeding paragraphs, we are of the opinion that, as of the date hereof, and for its taxable year ended December 31, 1996, the Company has operated in a manner that will qualified it as a REIT under the Code, and if it continues to operate in the same manner, it will continue to so qualify.

      Our opinion is based upon the documents referred to above and the current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time, possibly with retroactive effect. You should also be aware that opinions of counsel are not binding upon the Internal Revenue Service or the courts. Any change in applicable law, or any inaccuracy in the statements, representations and assumptions on which we have relied may affect the continuing validity of the opinion set forth herein.

      This opinion addresses only the operation of the Company in a manner that qualifies it as a REIT as of the date hereof and during the taxable year ended December 31, 1996. We undertake no obligation to update this opinion, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                    Very truly yours,

                                    /s/ Morrison & Foerster LLP